EXHIBIT 10.4

July 30, 2015 (Revised)

Personal & Confidential

Mr. Michael B. Bayer
c/o NCR Corporation

Dear Michael,

We are pleased to present you with this revised offer to transfer to the U.S. as an employee of NCR Corporation effective March 1, 2015. This letter will summarize the key terms and conditions of your employment with NCR Corporation.

Employer (Legal Entity):

NCR Corporation (the ‘Company’)

Position:

Senior Vice President and President, Retail Solutions Division

Job Grade:

This position is a Grade 21

Reporting To:

Bill Nuti, Chairman of the Board, Chief Executive Officer and President – NCR Corporation

Business Unit:

NCR Retail Solutions Division

Office Location:

Duluth, Georgia Office

Mr. Michael B. Bayer
July 30, 2015

Start Date:

Your U.S. employment shall commence on March 1, 2015 (your transfer date).

Base Salary:

Your annual base salary will be US$540,000, commencing on your Start Date. The U.S. Company operates on a bi-weekly pay schedule; you will be paid two weeks’ salary five days following the close of each pay cycle.

Management Incentive Plan:

You will continue to be eligible to participate in NCR's Management Incentive Plan (MIP) subject to the terms of the Plan. The Plan is an annual bonus program with a payout that varies based on NCR's results, your organization's results, and your individual performance; and is payable in the first calendar quarter following the plan year.

Your initial MIP target incentive opportunity will be 100% of your eligible earnings (with a maximum potential payout equal to three (3) times your target incentive opportunity), where the payout will be based on Retail Solutions’ achievement of its annual “Core Financial Measures” and certain MBOs that I will establish for you each plan year. You are also eligible for the Customer Success component of the MIP representing a target incentive opportunity equal to 10% of your eligible earnings (with a maximum potential payout equal to 10% of your eligible earnings which operates as a “make or miss” opportunity), where the payout will be linked to NCR’s overall achievement of our annual Customer Loyalty goals.

The MIP plan terms are subject to change from time to time, which will be determined at the discretion of the Compensation and Human Resource Committee of the NCR Board of Directors (hereinafter, the “Committee”). You must be a current NCR employee at the time of payment in order to be eligible to receive any bonus payout.

Long Term Incentive (LTI) Equity Awards:

You will continue to be eligible to participate in NCR’s Annual LTI equity award program that typically occurs in February each year. Your 2015 Annual LTI equity award was approved by the Committee with a total grant value of $1,500,000, which will be granted in a combination of NCR Time-Based and Performance-Based RSUs. You must be a current employee of NCR on the Grant Date in order to be eligible to receive any NCR LTI equity award.

Mr. Michael B. Bayer
July 30, 2015

Economic Profit Plan:

Effective for the 2015 performance year, you will participate in NCR’s Economic Profit Plan (“EPP”), which provides the opportunity for you to participate in a portion of the Economic Profit created by NCR annually through a banking concept, where 33% of your EPP Bonus Bank, becomes payable in cash in August of the following year so long as you remain employed by NCR at the time of the EPP payout.

The EPP is designed to strengthen the link between the management team and sustainable creation of stockholder value. Your initial EPP participation for 2015 will be a 0.65% Carried Interest in our Economic Profit, representing a projected EPP Bonus Bank Credit Award of $1,500,000. Any EPP Bonus Bank Credit and any subsequent payout are governed by the terms of the EPP plan document and are subject to the Committee’s discretion.

Change-In-Control Severance Plan:

You will continue to participate in NCR’s Change in Control (CIC) Severance Plan with a “Tier II” benefit level. Subject to the terms and conditions of the CIC plan, in the event of a qualified termination of employment following a Change-In-Control event (as defined in the plan), you will receive a severance benefit equal to two (2) times the sum of your annual base salary and annual target bonus (as defined in the plan). This plan is subject to amendment or termination by NCR in accordance with the terms of the plan.

Executive Severance Benefits (not related to a CIC event):

As a Senior Vice President, you will continue to be eligible for NCR’s Executive Severance Plan. The severance plan provides certain benefits in the event that your employment is involuntarily terminated by NCR other than for “Cause” (as defined in the Plan).

In the event of a qualified termination of employment, you will receive a cash severance payment equal to one (1) times the sum of your of your annual base salary and target bonus (as defined in the plan), payment of COBRA premiums for up to eighteen (18) months after the termination date, and Executive Outplacement Services.

In order to receive these severance benefits you are required to execute a general release of all claims in a format acceptable to NCR. These severance benefits will be provided to you under the terms of the plan, which is subject to amendment or termination by NCR in accordance with the terms of the plan.

Mr. Michael B. Bayer
July 30, 2015

Executive Medical and Financial Planning Allowance:

Subject to NCR’s continuation of these programs, you will continue to be eligible to participate in the annual Executive Medical Exam Program and the annual Executive Financial Planning Program. The Executive Medical Exam Program currently provides up to US$5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice.

The Executive Financial Planning Program currently provides an annual payment of US$12,000, less applicable taxes, to be used for an executive’s individual financial planning needs. Each program is subject to amendment or termination by the Committee.

Executive Relocation Program:

You will be eligible for NCR’s Executive International Relocation Program, which includes the benefits outlined on the attached "Relocation Plan Summary" document. Further, as agreed NCR will provide you with supplemental relocation benefits not to exceed US$100,000 total (before tax assistance) to cover the following relocation costs: (i) furnished housing in Atlanta, Georgia for up to one year after your transfer date (including utilities and parking), (ii) short-term car rental after your arrival in Atlanta to give you sufficient time for you to purchase a car, and (iii) round-trip air travel (business-class) for you and your family to travel to/from the United States one time during the one year period after your transfer date.

A Weichert Executive Relocation Counselor will be in contact with you to assist you with your personal relocation needs.

Vacation/Holidays:

Under NCR's vacation policy you are entitled to receive paid vacation days and holidays. Eligible vacation is based on grade level or years of NCR service, whichever provides the greater benefit.

NCR also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.

Additionally, NCR recognizes the following six (6) days as paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Other Terms and Conditions of Employment:

These terms and conditions of your transfer to the U.S. are contingent upon your acceptance of the conditions of employment outlined in this offer letter.

Mr. Michael B. Bayer
July 30, 2015

In addition, the terms and conditions of your transfer to the U.S. are contingent upon your agreement to certain restrictive convents concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law.

This letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

If you have any questions about this offer or wish to discuss the role further, please do not hesitate to contact either Andrea Ledford or myself at any time.

Sincerely,

/s/ Bill Nuti

Bill Nuti
Chairman of the Board,
Chief Executive Officer and President
NCR Corporation

Copy to:    Andrea Ledford, SVP – Corporate Services and Chief Human Resources Officer

Mr. Michael B. Bayer
July 30, 2015

Accepting this Offer of Employment:

By accepting and signing NCR's offer of employment and transfer to the U.S. company, you certify to NCR that you are not subject to a non-competition agreement with any company or to any other post-employment restrictive covenants that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.

You further acknowledge that this employment letter and the Non-Competition Agreement and Related Covenants documents reflect the general description of the terms and conditions of your employment with NCR, and is not a contract of employment for any definite duration of time. The employment relationship with NCR is by mutual consent ("Employment at Will"). This means either you or NCR have the right to discontinue the employment relationship with or without cause at any time and for any reason.

I have read the foregoing information relative to NCR's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.

I accept:

/s/ Michael B. Bayer

_______________________________________________________
Mr. Michael B. Bayer

July 30, 2015
_______________________
Date

I confirm my start date (transfer date) to be March 1, 2015.

NCR Executive International Relocation Program Summary

Lump Sum Payment	A one-time US$16,000 net lump sum payment will be provided to cover: temporary living, final move trip meals and other miscellaneous expenses.
Household Goods
Weichert Relocation will coordinate the shipment of your household goods (packing, loading and unloading). Household goods are defined as those articles normally part of a family’s possessions such as furniture and clothing. Certain items such as high value, large collections or excessively heavy items may not be covered and should be discussed with your relocation counselor. The allowance for household goods shipment is based on the family size relocating. For a single employee or employee plus spouse the allowance is a D container size shipped via air plus a 20’ container shipped by sea. For an employee plus family the allowance is an LDN container size shipped by air plus a 40’ container shipped by sea. Other provisions include: in transit insurance, and storage of household goods for up to 60 days.

Immigration Support	Immigration support for work permit/visa applications for employee and eligible accompanying dependents will be provided through NCR’s preferred immigration consultant(s).
Home Sale Expenses
Reimbursement for customary closing costs, legal fees, and commission which are standard and customary for each market. To be eligible for assistance, you must use the Weichert Relocation broker program and select one of the referred real estate agents.

Destination Home Purchase Assistance
You will receive 2% of new home loan amount, reasonable and customary closing costs up to U.S. $12,000. Closing cost reimbursements are typically subject to federal, state and local taxes. Loan origination fees/discount points may be deductible on your individual tax return.

Final Move Expenses
Final move expenses covered include: airfare from home country, via most direct route, to the relocating destination. In addition, lodging en route for layover and transportation expenses to/from the airport.

This is a summary of the relocation plan being offered. If a provision described in this summary differs from the provision of the applicable plan document, the plan document prevails.

March 2015